NI 43-101
INDEPENDENT TECHNICAL REPORT
FREE GOLD PROJECT
V REGION VALPARAISO, CHILE

Centred at
UTM PSAD56 Zone 19S 6,337,700mN, 273,350mE
Latitude 33°04'S, Longitude 71°26'W

Prepared For:

Casablanca Mining Ltd.
9880 Magnolia Avenue
Santee, California
USA
92071



Date: June 20, 2011

Prepared by:

Fladgate Exploration Consulting Corporation
195 Park Avenue
Thunder Bay, Ontario, Canada P7B 1B9

Michael Thompson, P.Geo
Caitlin Jeffs, P.Geo

Table of Contents

List of Figures

List of Tables

List of Appendices

1 Summary

This report was prepared by Fladgate Exploration Consulting Corporation., ("Fladgate") at the request of Zirk Engelbrecht of Casablanca Mining Ltd., ("Casablanca" or the "company"). The following report was prepared to provide an NI 43-101 compliant Technical Report and independent overview of the geology and historic exploration on the Free Gold Project located in V Region Valparaiso, Chile and to recommend an exploration program.

The Free Gold Project is located in the municipality of Quilpué, Region of Valparaiso, V Region of Chile. The project is situated approximately 10 km east of the city of Vina del Mar, and nearly 120 km northwest of Santiago, the capital of Chile.

The Free Gold Project comprises eight mining, or exploitation, concessions (manifestacions) which are separated into three groups, Tauro, Los Esteros North and Los Esteros South. The entire Free Gold Project totals 765 ha (Figure2). The total annual 2010 concession tax for the Free Gold Project is estimated to be US $6,150.

The Tauro group of mining concessions were originally registered in the name of, and owned 100% by Mario Oscar Comas San Martin ("MOCSM").

The Los Esteros North and South groups of mining concessions were originally registered in the name of, and owned 100% by Santa Teresa Minerals S.A ("Santa Teresa"), incorporated by means of a public deed dated May 13, 2008 and granted before the Notary Public Mr. Alberto Mozo Aguilar. The incorporation was registered in the same year, in folio 28.410 N° 19.555 at the Commerce Registry kept by the Real Estate Registrar of Santiago and published in the Official Gazette on June 27, 2008.

Santa Teresa's Los Esteros North and South groups of mining concessions and MOCSM's Tauro group of mining concessions in common agreement constituted a Legal Mining Society under the name of Sociedad Contractual Minera Free Gold ("Minera Free Gold"). Minera Free Gold was constituted as owned 50% By MOCSM and 50% by Santa Teresa and together represents the 100% of mining concession of Free Gold Project. The agreement by means of a public deed dated August 12, 2010 and granted before the Notary Public Mr. Eduardo Avello Concha. On February 2, 2011 Santa Teresa increased its ownership stake to 99% in the Free Gold Project by buying out MOCSM's 50% ownership in Minera Free Gold.

The Free Gold Project is located in the Coastal Batholith of Central Chile. The rocks of this batholith are predominantly composed of granites, granodiorites and tonalities with diorites, trondhjemites, and gabbros (Parada et al., 1992). Granitoids form the bedrock in the area; however, a thick layer of sediments covers the current Marga Marga River valley. These sediments were created by glacial, alluvial and fluvial erosion of the coastal batholiths during the Quaternary Period. Today the Marga Marga, Quilpue and Las Palmas streams flow through the sedimentary basin. These streams deposited metres of sediment throughout the basin creating the terraces in the Marga Marga River valley.

The placer deposits in the Marga Marga district have been classified as two types; fluvial and glacial placers related to paleo river valleys in the terraces, and fluvial placers related to recent

present day streams. The paleo terrace deposits contain fluvial, alluvial and glacial sediments with grain sizes ranging from sand to gravel with a predominantly tonalitic composition. These kinds of deposits are located in extensive terraces surrounding the present day Marga Marga River and are approximately 200 metres above sea level. The second deposit type is found in sediments transported and deposited by and in currently fluvial curses. These sediments are sourced from the erosion and transportation of paleo terrace deposits and are made up of the same tonalitic sands, gravels and boulders. The continuous process of remobilizing the paleo terraces in the present day streams results in a concentration of the heavy particles and specifically concentrating the gold. As a result, the re-worked deposits have areas of much higher grade which has been documented up to 2.5 g/m^3 gold.

Placer gold has been exploited in Chile since the pre-colonial period. The earliest records of gold panning are found in vestiges of gold-panning sites up to 5,000 years old located in the Chilean Andes. The Incas expanded their empire into Chile around 1460 and had panning operations through the country and during this time an unknown amount of placer gold was produced in the Marga Marga district.

In the 1980s, as result of an economic recession Enami and the Chilean government launched the National Gold Plan that operated from 1983 to1987. The National Gold Plan was a plan to start exploitation of all known placer gold deposits in Chile in order to generate employment. Exploitation in the Marga Marga district started with 36 people and reached up to 360 workers in October 1984.

In 1991 the Society Minera California ("Minera California") held a 330 ha mining concession called California 1-60 in the area. The California 1-60 claim did not correspond exactly to the Free Gold Project, however large parts of the property are now covered by the Tauro claim block. Minera California hired Magma Geólogos Consultores Asociados (Magma Geólogos Consultores) in order to carry out a geological study including an evaluation of potential gold mineralization deposited in the Marga Marga River valley. The work included digging 100 pits and trenches covering the 330 ha of claims, 74 of these pits were sampled vertically through all sedimentary horizons and considered as representative samples of the area. Each sample was one cubic metre and gold grades ranged from 0.34-0.87 g/m^3 with an average grade of 0.484 g/m^3.

An initial pit sampling program on the Free Gold Project was designed to validate previous sampling executed by Magma Geólogos Consultores (1991), the 1991 exploration work included pitting and sampling of the paleo terrace (100m over the current stream) and also sediments in the current Marga Marga riverbed. Casablanca has so far only completed pitting and sampling in the current Marga Marga riverbed. There does not appear to be a set spacing or grid pattern to the sample locations. To date 85 pits have been tested ranging in volume from 5 to 28 cubic metres and returning grades from 0.124 g/m^3 to 1.356 g/m^3 with a weighted average grade of 0.666 g/m^3. Where possible historic pits were deepened and sampled in an effort to reach bedrock and test the gold rich cirque horizon, however the cirque has been difficult to reach in places due to being at depths of greater than 15m.

In a placer operation, due to the large size of samples involved and the industrial-scale equipment required to process them, it is not possible to perform the usual sample checks and

repeats, nor is it possible to make use of third party references samples as is normally the case in other mining or exploration programs.

During the Fladgate site visit, Casablanca staff completed all work involved with washing and measuring gold recovered from approximately 3 m^3 of material while being observed by the authors. The work completed so far by Casablanca has not been comprehensive enough to complete a resource estimation, but has confirmed historical records that show ample evidence of gold in the district. Once the project reaches the stage of completing a resource estimation, an independent qualified person will be required to spend enough time on the property to properly monitor a complete sample collected and washing process to verify proper procedures.

The preliminary results of Casablanca's 2011 exploration pit program has confirmed the general location and tenor of the mineralization reported from the 1991 pitting and trenching program. Samples were taken and passed through a wash plant including a series of sluice boxes and a final step of gold panning. Gold recovered from each sample was weighed to determine gold grade per cubic metre. Sampling was extended to bedrock wherever possible. A record of this program, including the results and the area covered by the sampling, forms a central part of this report. Results show gold concentration ranging from 0.124 to 1.356 grams per cubic meter, the mean values being 0.699 grams per cubic meter.

We conclude that the sampling method could be improved in several ways. Samples should be taken including a clear description of the sedimentary horizons sampled. Descriptions should include the width of each horizon, the grain size of the material in each horizon and which horizons; the overload, the gold rich horizon and the cirque, have been collected in each sample. A documented procedure should be developed for measuring sample sizes and ensuring that the entire sample is washed. A miscalculation in sample volume can significantly affect gold concentration calculations in low grade deposits such as these.

Casablanca, in its acquisition of the rights to the Free Gold Project, has been able to acquire a number of mineral concessions in a historical mining district in Chile that holds potential to host a significant placer gold deposit. The mining district has, for the most part, not been subjected to modern exploration techniques. Casablanca is in the process of developing and implementing its first exploration program on the Free Gold Project.

The review of available data and the visit to the property has resulted in the authors recommending the following:

1- A geological mapping program of the Free Gold Project which should focus on determining different units and defining the boundaries of the sedimentary gold bearing horizons. This work should include both the river valley and the paleo alluvial terraces.

2- The completion of a seismic refraction geophysics survey to determine the nature and thickness of the sedimentary units and depths to bedrock. This survey should be completed over the river valley and on the paleo alluvial terraces above the valley.

3- A detailed elevation survey such as a LIDAR survey combined with high resolution stereoscopic airphotos. An elevation survey is required to accurately determine the volume of material in a resource estimation.

4- A sampling program similar to that already carried out, should be continued at regular spacing through areas known to contain gold bearing sedimentary horizons. However, it is recommended to take larger samples of approximately 100 cubic metres or larger. Larger samples will demonstrate the continuity of grade required to complete a resource estimation.

5- Design a procedure under the guidance of a qualified person to ensure the careful documentation of sample size and sample descriptions including a description of which sedimentary horizon is being sampled in each pit. It is recommended to have dense enough sample spacing to include one sample approximately every 2,000 square metres through the area targeted to complete a resource estimation.

6- A borehole drilling program is recommended in areas where sample pits cannot be dug deep enough to define the bottom of the various horizons. An initial program of 2,500 metres is recommended. Care should be taken to source an RC rig that can recover a large sample size. RC drill rigs have been developed to recover up to 10kg samples every 1 to 1.5m. A drill rig specifically designed for maximum sample recovery in both dry and wet conditions is also of great importance. It has been determined that gold in the Marga Marga River valley ranges in size from nuggets to fine particles. Fine particles can be lost if drilled with the wrong drill rig. Borehole drilling should also be completed over areas where sample pits are being done to statistically determine how gold recovery in borehole drilling compares with gold recovery in pit sampling.

7- Implementation of advanced technology in the gold extraction process is recommended. A washplant incorporating heavy particle concentrator equipment would improve gold recovery and specifically recovery of fine gold particles.

2 Introduction

2.1 Introduction

This report was prepared by Fladgate Exploration Consulting Corporation., ("Fladgate") at the request of Zirk Engelbrecht of Casablanca Mining Ltd., ("Casablanca" or the "company"). The following report was prepared to provide an NI 43-101 compliant Technical Report and independent overview of the geology and historic exploration on the Free Gold Project located in V Region Valparaiso, Chile and to recommend an exploration program.

Fladgate is independent from Casablanca according to Section 3.5 of NI43-101 Companion Policy, and does not have, nor previously had any material interest in the companies mentioned in this report or related entities. The relationship with the companies is solely a professional association between the client and an independent consultant.

This report follows the format and guidelines of Form 43-101F1, Technical Report for National Instrument 43-101, Standards of Disclosure for Mineral Projects, and its Companion Policy NI 43-101CP, as amended by the Canadian Securities Administrators on December 23, 2005.

2.2 Terms of Reference and Units

The Metric System or SI System is the primary system of measure and length used in this report and is generally expressed in kilometres, metres and centimetres; volume is expressed as cubic metres, mass expressed as metric tonnes, area as hectares, and weight as kilograms. The precious metal grades are generally expressed as grams/tonne (g/t) but may also be in parts per billion or parts per million. However, in this report and in order to adequate to the deposit type (placer deposit), gold assays values are reported in grams per cubic metres (g/m^3). Conversions from the SI or Metric System to the Imperial System are provided below and quoted where practical. Many of the geologic publications and more recent work assessment files now use the SI system but older work assessment files almost exclusively refer to the Imperial System. Metals and minerals acronyms in this report conform to mineral industry accepted usage and the reader is directed to an online source at www.maden.hacettepe.edu.tr/dmmrt/index.html.

Table 1 – Glossary of Terms

Term	Meaning	Term	Meaning
Au	Gold	TW	true width
P	phosphorous	U	uranium
P_2O_5	phosphorous oxide	Mg	Magnesium
Ca	Calcium	MgO	magnesium oxide
CaO	calcium oxide	Mn	Manganese
pH	acidity	W	west
Pt	platinum	Mt	millions of tonnes
QA/QC	Quality Assurance/Quality Control	N	North
Cr	Chromium	NW	northwest
S	sulphur	NE	northeast
Cu	Copper	NI	National Instrument
DDH	diamond drillhole	Ni	nickel
DW	drilled width	Pb	lead
E	East	Pd	palladium
EM	electromagnetic	S	south
Fe	Iron	SE	southeast
Fe_2O_3	iron oxide (ferric oxide-hematite)	Se	selenium
Fe_3O_4	iron oxide (ferrous oxide-magnetite)	Sernageomin	Mining and Geological National Service (Chile)
SW	southwest	SiO_2	silicon oxide
H_2O	hydrogen oxide (water)	Sn	tin
Fe_3O_4	iron oxide (ferrous oxide-magnetite)	Ti	titanium
SW	southwest	TiO_2	titanium oxide
H_2O	hydrogen oxide (water)	Tl	thallium
K	Potassium	UTM	Universal Tansverse Mercator

Table 2 – Units of Measure

Units of Measure	Abbreviation	Units of Measure	Abbreviation

Units of Measure	Abbreviation	Units of Measure	Abbreviation
Above mean sea level	amsl	Micrometre (micron)	µm
Annum (year)	a	Miles per hour	mph
Billion years ago	Ga	Milligram	mg
Centimetre	cm	Milligrams per litre	mg/L
Cubic centimetre	cm^3	Millilitre	mL
Cubic metre	m^3	Millimetre	mm
Day	d	Million	M
Days per week	d/wk	Million tonnes	Mt
Days per year (annum)	d/a	Minute (plane angle)	'
Dead weight tonnes	DWT	Minute (time)	min
Degree	°	Month	mo
Degrees Celcius	°C	Ounce	oz
Degrees Fahrenheit	°F	Parts per billion	ppb
Diameter	ø	Parts per million	ppm
Gram	g	Percent	%
Grams per litre	g/L	Pound(s)	lb
Grams per tonne	g/t	Power factor	pF
Greater than	>	Second (plane angle)	"
Hectare (10,000 m2)	ha	Second (time)	s
Hour	h (not hr)	Short ton (2,000 lb)	st
Hours per day	h/d	Short ton (US)	t
Hours per week	h/wk	Short tons per day (US)	tpd
Hours per year	h/a	Short tons per hour (US)	tph
Inch	"(symbol, not ”)	Short tons per year (US)	tpy
Gram	g	Specific gravity	SG
Grams per litre	g/L	Square centimetre	cm^2
Grams per tonne	g/t	Square inch	in^2
Greater than	>	Square kilometre	km^2
Kilo (thousand)	k	Square metre	m^2
Kilogram	kg	Thousand tonnes	kt
Kilograms per cubic metre	kg/m^3	Tonne (1,000kg)	t
Kilograms per hour	kg/h	Tonnes per day	t/d
Kilometre	km	Tonnes per hour	t/h
Kilometres per hour	km/h	Tonnes per year	t/a
Less than	<	Total dissolved solids	TDS
Litre	L	Total suspended solids	TSS
Litres per minute	L/m	Week	wk
Metre	m	Weight/weight	w/w
Metres above sea level	masl	Wet metric ton	wmt
Metres per minute	m/min	Yard	yd
Metres per second	m/s	Year (annum)	a
Metric ton (tonne)	t	Year	yr

The term gram/tonne or g/t is expressed as "gram per tonne" where 1 gram/tonne = 1 ppm (part per million) = 1000 ppb (part per billion). Other abbreviations include ppb = parts per billion; ppm = parts per million; oz/t = ounce per short ton; Moz = million ounces; Mt = million tonne; t = tonne (1000 kilograms); SG = specific gravity; lb/t = pound/ton; and, st = short ton (2000 pounds).

Dollars are expressed in United States of America currency (US$) or Chilean currency (CH$) unless otherwise noted. Base and certain industrial metal and mineral prices are stated as US$ per tonne (US$/t), precious metal prices are stated in US$ per troy ounce (US$/oz) and Uranium and certain industrial metal and mineral prices are stated in US$ per pound (US$/lb).

Unless otherwise noted, Universal Transverse Mercator ("UTM") coordinates are provided in the datum of PSAD56, Zone 19 South.

2.3 Basis of the Report

The authors, Caitlin Jeffs and Michael Thompson, visited the Free Gold project on April 2nd, 2011. Fladgate was accompanied during the visit to the Free Gold Project by German Mieres, a mining engineer with Casablanca. The review of the Free Gold Project was based on published material researched by Fladgate in public domain sources, as well as unpublished material originally submitted to Fladgate by Casablanca.

This report and recommendations are based on the following data as made available to Fladgate by Casablanca and public domain sources:

- geological information supplied by government sources Servicio Nacional de Geologia y Minera (Sernageomin) and Empresa Nacional de Mineria (ENAMI)
- historical work report on the area supplied by Chilean Mines Engineers Institute (IIMCh)
- site visit by Fladgate personnel on April 2nd, 2011
- various reports as listed in the References section of this report
- geological reports supplied by Casablanca

2.4 Fladgate Qualifications

Fladgate Exploration Consulting Corporation is an international consulting company based in Thunder Bay, Ontario, Canada. Fladgate provides a wide range of geological and exploration services to the mineral and energy industries. With offices in Canada (Thunder Bay, Ontario and Calgary, Alberta) and South America (Vallenar, Chile), Fladgate is well positioned to service its client base.

Fladgate's mandate is to provide professional geological and exploration services to the mineral and energy industries at competitive rates and without compromise. Fladgate's professionals have international experience in a variety of disciplines with services that include:

- Exploration Project Generation, Design, Implementation and Management
- Data Compilation and Exploration Target Generation

- Property Evaluation and Due Diligence Studies
- Independent, NI 43-101 Compliant, Technical Reports
- Mineral Resource Modeling and Estimation
- 3D Geological Modeling and Database Management

The Qualified Person and author for this report is Caitlin Jeffs, Vice President of Fladgate and a geologist in good standing with the Association of Professional Geoscientists of Ontario (APGO #1488). Caitlin Jeffs has 9 years experience in the mineral exploration industry, specializing in GIS and geological 3D modeling and program management. Caitlin Jeffs completed a site visit to the property on April 2nd, 2011 and wrote portions of all sections of this report.

The report is co-authored by Michael Thompson, Fladgate's President and Principal Geologist, and a geologist in good standing with the Association of Professional Geoscientists of Ontario (APGO # 1521). Michael Thompson has more than 13 years of experience in the mineral exploration industry, specializing in the structural interpretation of geological terranes. Michael Thompson has written, or co-written, technical reports including NI 43-101 compliant independent technical reports. Michael Thompson completed a site visit to the Free Gold project on April 2nd 2011 and contributed to the interpretations and conclusions and the recommendations sections of this report.

The author's Statement of Qualifications can be found in Appendix 1.

3 Reliance on Other Experts

Fladgate has completed this report in accordance with the methodology and format outlined in NI 43-101, companion policy NI 43-101CP and Form 43-101F1. This report is prepared by competent and professional individuals from Fladgate on behalf of Casablanca and is directed solely for the presentation of data with recommendations to allow Casablanca and current or potential partners to reach informed decisions.

Some relevant information on the property presented in this report is based on data derived from reports written by geologists and/or engineers, whose professional status may or may not be known in relation to the NI 43-101 definition of a Qualified Person. Fladgate has made every attempt to accurately convey the content of those files, but cannot guarantee either the accuracy or validity of the work contained within those files. However, Fladgate believes that these reports were written with the objective of presenting the results of the work performed without any promotional or misleading intent. In this sense, the information presented should be considered reliable, unless otherwise stated, and may be used without any prejudice by Casablanca.

Fladgate has relied on information provided by Casablanca regarding land tenure, underlying agreements and technical information not in the public domain, and all of these sources appear to be of sound quality, unless otherwise stated. Fladgate is unaware of any technical data other than that presented by Casablanca or its agents. Fladgate has also reviewed the mineral despositions as posted by Sernageomin on their mining concessions registry visualization

system web site http://catastro.sernageomin.cl/english_index.php . Not all levels of mining concessions in Chile are show on this site.

4 Property Description and Location

Casablanca's Free Gold Project is composed of three separate groups of mineral concessions which are not contiguous to each other and lie in the historical Marga Marga gold panning mining district.

The Free Gold Project is located in the municipality of Quilpué, Region of Valparaiso, V Region of Chile. The project is situated approximately 10 km east of the city of Vina del Mar, and nearly 120 km northwest of Santiago, the capital of Chile. The approximate UTM coordinates for the centre of the project site are 6,337,700mN, 273,350mE, South American Datum 1956 (PSA56), or at a latitude and longitude of 33°04'S, 71°26'W. The project is approximately between 70 to 200 m above sea level. The general location of the Free Gold project is shown in Figure 1.

The Free Gold Project comprises eight mining, or exploitation, concessions (manifestacions) which are separated into three groups, Tauro, Los Esteros North and Los Esteros South. The entire Free Gold Project totals 765 ha (Figure2). The total annual 2010 concession tax for the Free Gold Project is estimated to be US $6,150 based on a standard concession tax of 0.1 UTM per hectare for a mining concession. A UTM is an internal Chilean inflationary rate that fluctuates each month. Relevant information regarding the individual mineral concessions is summarized in Table 3.

The Tauro group of mining concessions is composed of Tauro 1 1-20, Tauro 3 1-20 and Tauro 2 1-13. The first two are approximately 1 km by 1 km, while Tauro 2 1-13 is approximately 0.5 km north-south by 1.3 km east-west. The three concessions cover a total area of 265 ha.

The Los Esteros North group is composed of two contiguous concessions; Los Esteros 1 1-20 and Los Esteros 5 1-20. This first claim group is approximately 2 km north-south by 0.5 km east-west and the second approximately 1 km by 1 km. The two concessions cover a total area of 200 ha.

The Los Esteros South group of concession is composed of three contiguous concessions; Los Esteros 2 1-20, Los Esteros 3 1-20, and Los Esteros 4 1-20. Each concession measures approximately 1 km north-south by 1 km east-west. The three concessions cover a total area of 300 ha.

The Tauro group of mining concessions were originally registered in the name of, and owned 100% by Mario Oscar Comas San Martin ("MOCSM").

The Los Esteros North and South groups of mining concessions were originally registered in the name of, and owned 100% by Santa Teresa Minerals S.A ("Santa Teresa"), incorporated by means of a public deed dated May 13, 2008 and granted before the Notary Public Mr. Alberto Mozo Aguilar. The incorporation was registered in the same year, in folio 28.410 N° 19.555 at the Commerce Registry kept by the Real Estate Registrar of Santiago and published in the Official Gazette on June 27, 2008.

Santa Teresa's Los Esteros North and South groups of mining concessions and MOCSM's Tauro group of mining concessions in common agreement constituted a Legal Mining Society under the name of Sociedad Contractual Minera Free Gold ("Minera Free Gold"). Minera Free Gold was constituted as owned 50% By MOCSM and 50% by Santa Teresa and together represents the 100% of mining concession of Free Gold Project. The agreement by means of a public deed dated August 12, 2010 and granted before the Notary Public Mr. Eduardo Avello Concha. On February 2, 2011 Santa Teresa increased its ownership stake to 99% in the Free Gold Project by buying out MOCSM's 50% ownership in Minera Free Gold.

USD Energy Corp. ("USD"), originally engaged in the business of natural gas and oil production, was incorporated in Nevada on June 27, 2008. On December 31, 2010, USD acquired all of the outstanding securities of Santa Teresa in exchange for 25,500,000 shares of common stock of USD and a convertible promissory note in the principal amount of $1,087,000. As a result of this acquisition USD modified its plan of operations to engage in the current business of Santa Teresa, namely gold exploration and exploitation. On February 4, 2011, the company amended its Articles of Incorporation to change its name from USD Energy Corp. to Casablanca Mining Ltd.

Table 3 - Free Gold Project Mining Concession

Concession Name	Concession Number	Area (Ha)	Quilpué Mining Registrar			Ownership Registration
			Date	Folio	No	
LOS ESTEROS 1 1 - 20	05801 - 0004 - K	100	03/23/2010	26	27	Santa Teresa Minerals S.A.
LOS ESTEROS 2 1 - 20	05801 - 0005 - 8	100	03/23/2010	25	26	Santa Teresa Minerals S.A.
LOS ESTEROS 3 1 - 20	05801 - 0006 - 6	100	03/23/2010	22	23	Santa Teresa Minerals S.A.
LOS ESTEROS 4 1 - 20	05801 - 0007 - 4	100	03/23/2010	23	24	Santa Teresa Minerals S.A.
LOS ESTEROS 5 1 - 20	05801 - 0008 - 2	100	03/23/2010	24	25	Santa Teresa Minerals S.A.
TAURO 1 1 - 20	05801 - 0001 - 5	100	07/07/2010	46	48	Mario Oscar Comas San Martín
TAURO 2 1 - 13	05801 - 0002 - 3	65	08/09/2010	52	54	Mario Oscar Comas San Martín
TAURO 3 1 - 20	05801 - 0003 - 1	100	07/07/2010	48	50	Mario Oscar Comas San Martín

Information provided by Santa Teresa Minerals S.A



250,000 mE
300,000 mE
350,000 mE
N
6,450,000 mN
6,400,000 mN
6,300,000 mN
6,250,000 mN
Viña del Mar
Quilpue
Valparaiso
Free Gold Project
Villages
Cities
Free Gold Project Location
Capital City
Roads
Rivers
Provinces
Fladgate Exploration
consulting corporation
Casablanca Mining Ltd
Free Gold Project
S.Vanos
June 7, 2011
PSAD56 Zone 19S
Regional Location

Figure 1 - Free Gold Project Location Map


N
Marga-Marga River
Tauro 3
1-20
Tauro 2
1-13
Tauro 1
1-20
TAURO GROUP
Los Esteros 1
1-20
LOS ESTEROS
NORTH GROUP
Los Esteros 5
1-20
LOS ESTEROS SOUTH GROUP
Los Esteros 4
1-20
Los Esteros 3
1-20
Los Esteros 2
1-20
Fladgate Exploration
consulting corporation
Casablanca Mining Ltd
Free Gold Project
Mining Concessions

Figure 2 - Free Gold Claims

4.1 Mineral Rights in Chile

Chile's current mining and land tenure policies were incorporated into laws in 1982 and amended in 1983. The laws were established to secure the property rights of both domestic and foreign investors to stimulate mining development in Chile. The state owns all mineral resources, but exploration and exploitation of these resources is permitted through mining concessions, which are granted by the courts according to the law.

Concessions are defined by UTM coordinates representing the center-point of the concession and dimensions (in metres) in north-south and east-west directions. There are two kinds of concessions, mining and exploration, and three possible stages of a concession to get from an exploration concession to a mining concession: pedimento, manfestacion and mensura. An exploration concession can be placed on any area, whereas the survey to establish a permanent exploitation concession (mensura) can only be effected on "free" areas where no other mensuras exist.

Exploration and exploitation mining rights in Chile are acquired in the following stages:

Pedimento: A pedimento is an initial exploration concession whose position is well defined by UTM coordinates which defines the north-south and east-west boundaries. The minimum size of a pedimento is 100 ha and the maximum is 5,000 ha with a maximum length-to-width ratio of 5:1. A pedimento is valid for a maximum period of 2 years. At the end of the 2 year period it may; a) be reduced in size by at least 50% and renewed for an additional 2 years or b) entered in the process to establish a permanent concession by converting it into a manifestation. New pedimentos are allowed to overlap pre-existing pedimentos; however, the pedimento with the earliest filing date always takes precedence providing the concession holder maintaines their concession in accordance with the Mining Code and the applicable regulations.

Manifestacion: Before a pedimento expires, or at any stage during its two years life including the first day the pedimento is registered, it may be converted to a manifestacion. A manifestacion is valid for 220 days and prior to the 220 days expiry date the owner must make a request to upgrade to a mensura.

Mensura: Prior to the expiration of a manifestacion, the owner of a manifestacion must request a survey (mensura). After acceptance of the Survey Request (solicitud de Mensura), the owner has approximate 12 months to have the concession surveyed by a government licensed surveyor. The surrounding concession owners may witness the survey, which is subsequently described in a legal format and presented to the National Mining Service (Sernageomin) for technical review which includes field inspection and verification. Following the technical approval by Sernageomin, the file returns to a judge of the appropriate jurisdiction who must dictate the constitution of the claim as a mensura (equivalent to a patented claim). Once constituted, an abstract describing the claim is published in Chile's official mining bulletin (published weekly) and 30 days later the claim can be inscribed in the appropriate Mining Registry (Conservador de Minas).

Once constituted, a mensura is a permanent property right, with no expiration date. As long as the annual fees (patentes) are paid in a timely manner, (from March to May of each year) clear title and ownership of the mineral rights is assured in perpetuity. Failure to pay the annual patentes for an extended period can result in the concession being listed for remate (auction sale), wherein a third party may acquire a concession for the payment of back taxes owed (plus a penalty payment). In such a case, the claim is included in a list published 30 days prior to the auction and the owner has the possibility of paying the back taxes plus penalty and thus removing the claim from the auction list.

The Mining Code of Chile guarantees the owner of mining concessions the right-of-access to the surface area required for their exploration and exploitation. This right is normally obtained by a voluntary agreement between the mineral claim owner and the surface owner. The mining company may obtain the rights of way (Servidumbre) thorough the civil court system, if necessary, by agreeing to indemnify the surface owner for the court determined value of the surface area.

The concessions have both rights and obligations as defined by a Constitutional Organic Law (enacted in 1982). Concessions can be mortgaged or transferred and the holder has full ownership rights and is entitled to obtain the rights of way for exploration and exploitation. The concession holder has the right to use, for mining purposes, any water flows which infiltrate any mining workings. In addition, the concession holder has the right to defend his ownership against state and third parties. An exploration concession is obtained by a claims filing and includes all minerals that may exist within its area.

4.2 Environmental and Permitting

Santa Teresa has started the application process for an environmental permit to start mining activities on the Free Gold Project. The environmental application includes an application for water usage in the Marga Marga River valley. The company is also negotiating right-of-way for access to the Los Esteros North and South groups of mining concessions, specifically Los Esteros 1 1-20, Los Esteros 2 1-20, Los Esteros 3 1-20, Los Esteros 4 1-20 and Los Esteros 5 1-20 where third parties own surface rights.

5 Accessibility, Local Resources and Infrastructure

The Free Gold Project is readily accessible from the city of Vina del Mar by driving east along the Trocal Sur highway out of Vina del Mar approximately 13 kms and taking the first Quilpue exit going south. Once off the highway drive west along Los Diamantes approximately 1.7 kms and turn south on Las Turquesas. Las Turquesas turns into a dirt road after a few hundred metres. The dirt road marks the northern boundary of the Tauro group of mining concessions and descends into the Marga Marga River valley where numerous small dirt roads cross the project. The Los Esteros North and South groups of mining concessions were not being explored or exploited at the time of the property visit or at the time of writing of this report, but can be accessed by small dirt roads (Figure 2 & 3)

The Free Gold Project is 15 km northeast of Valparaiso, a major international port, and approximately 15 km southeast of Vina del Mar. The population of both cities together is over 558,000 inhabitants. The cities of Viña del Mar and Valparaiso provide supplies to the growing mining industry in the region.

The main mines currently in operation in the Valparaiso region are Rio Blanco and Andina operated by Anglo American and Codelco respectively. Small and medium sized Chilean mining companies are located in nearby towns such La Ligua, San Felipe and Cabildo. Furthermore, the region is host to several smelting operations, the most significant being Codelco's Ventanas smelter/refinery located 40 km from the Free Gold project. Other minor smelters in the region

are Anglo American's Chagres and Enami's Cabildo smelters.

The Chilean mining industry is extremely well developed, with the country being a major producer of copper, iron ore and other metals. Mining supplies and equipment as well as a highly trained technical and professional workforce are available in Chile. A number of international exploration and mining service companies and engineering firms also operate in Chile and provide excellent geological and logistical support to foreign companies.

The infrastructure located on the Free Gold Project is minimal. Casablanca is carrying out exploration using two wash plants each containing a sluice boxe (Figure 4), one artisanal and a second larger capacity plant used for exploitation works; a water pump, an excavator, a front end loader and a bulldozer, and three trucks for the daily operations. Water is available on site and electricity is available nearby. There is unused historic mining infrastructure from large scale artisanal mining operations that operated on upper paleo terraces. This infrastructure is not being used at present and would need to be rehabilitated and updated.

Historically water was taken from the Marga Marga River for the placer mining operations, however, circulation of water in rivers and streams in this region is mostly present in winter time, while in summer time it completely absent. Gold extraction on any larger scale will require a more reliable and consistent source of water that may not be attainable from the Marga Marga River.



Figure 3 - View of Free Gold Project
Photograph taken by Fladgate Exploration, April, 2011.



Figure 4 – View of the larger capacity washing station
Photograph taken by Fladgate Exploration, April, 2011.

6 Climate and Physiography

The Free Gold Project is located in the Coastal Cordillera, an area with pronounced relief between terraces and valleys created by the evolution of rivers such as the Marga Marga River which represent one of the main basins of the province. The Free Gold Project is located in the Marga Marga River valley which flows to the city of Viña del Mar and discharges into the Pacific Ocean. Elevations range from 75 to 200 masl. The climate is Mediterranean; temperatures are regulated by ocean currents during summer and winter months and ranges from 15 to 18° C in January and 9 to 14° C in July. Summers are typically dry and from May to June there is a rainy season with a total average annual rainfall 450mm. The mild climate and lack of morning frost in winter help the growth of robust vegetation, including both native and non-native species predominantly comprised of small trees and thin grass.

7 History

7.1 Early History of Marga Marga District

Placer gold has been exploited in Chile since the pre-colonial period. The earliest records of gold panning are found in vestiges of gold-panning sites up to 5,000 years old located in the Chilean Andes (Fuller and Peebles, 1988). The Incas expanded their empire into Chile around 1460 and had panning operations through the country and during this time an unknown amount of placer gold was produced in the Marga Marga district (Cuadra and Dunkerley, 1991).

During the early Colonial period, Spanish conquerors expanded the exploitation of panning sites, including sites in the Marga Marga district, using natives either as slaves or for a one-sixth system where one sixth of the gold extracted was given to the miner. There are references from the sixteenth century mentioning that the production in Marga Marga reached up to 1,860 kg (59,800 oz) of gold (Fuller and Peebles, 1988). Later in the Colonial period, between 1601 and 1740, alluvial gold mining declined and was almost non-existent during the seventeenth century with an average of only 365 kg (11,735 oz) per year of gold produced in all of Chile during this time. Later, through the development of their own mint and increasing independence from Spain, Chilean gold production again began to rise through the eighteenth century making Chile a significant world producer.

After 1810, as a result of the independence wars, gold mining again decreased, and for the bulk of the nineteenth century was one of the lowest producing commodities in Chile (Cuadra and Dunkerley, 1991). In 1900's artisanal miners have continued to pan along the Marga Marga River, but no production records can be found for this period (Fuller and Peebles, 1988).

7.2 Recent Exploration and Exploitation

7.2.1 Tauro Group

In recent times records show periods of exploration and exploitation in the Marga Marga district in the 1980's and 1990's summarized below in Table 4.

Table 4 - Past Exploration in the Marga Marga District

Year	Operator	Work	Principal Reference
2010-present (*)	Santa Teresa Minerals	Exploration and Mining	Casablanca Mining Internal report, 2011
1997	SAGC	Geological mapping, geophysics, geochemical soil sampling, gold panning, road trenching and percussion drilling	SAGC Press Release Nov 13, 1997
1997	Unknown	Geological study and evaluation	Moreno, 1997
1991 (*)	Sociedad Minera California	Geology and resource estimation	Magma Geólogos Consultores Asociados, 1991
1989-1993	Severos Lobos	Mining	Moreno, 1997
1987-1989	Mario Comas	Mining	Moreno, 1997
1983-1987 (*)	Enami	Mining and Exploration, National Gold Plan	Held, 1983-1984

*only work completed on the present Free Gold Project area, all other work completed in the Marga Marga district

In the 1980s, as result of an economic recession Enami and the Chilean government launched the National Gold Plan that operated from 1983 to1987. The National Gold Plan was a plan to start exploitation of all known placer gold deposits in Chile in order to generate employment. Exploitation in the Marga Marga district started with 36 people and reached up to 360 workers in October 1984. Reports from Enami detail several exploitation areas along the Marga Marga River from this period; Las Palmas (Marga Marga 1), Marga Marga 2, Las Barrancas, and Posas Largas-Los Sauces (Marga Marga 3) (Figure 5). These four exploitation points were

located along the current Marga Marga riverbed and in the case of Las Palmas and part of Marga Marga 2, underwent at least two periods of exploitation (Greiner, 1983; Held, 1984). Several exploitation sites were located above the Marga Marga River valley in a paleo fluvial terrace approximately 100 to 150m above the current level of the Marga Marga River. Mining areas in the paleo terrace were; Pompeya Sur, Villa Olimpica and Colinas de Oro (Figure 5). Of these, Villa Olimpica was considered the zone with the greatest potential and had largest operations. During the National Gold Plan period, the average production per person reached 0.32 grams per day gold (Held, 1983; Held, 1984) and the alluvial gold production in Chile totaled approximately 1790 kg (57,550 oz) during the 5 year period. Specific records for mining in the Marga Marga district have not been found (Millán, 2001). Not all of these National Gold Plan mines in the Marga Marga district were located on the Free Gold Project, Figure 5 shows details of where each exploitation area is in relation to the present property boundaries.

After the National Gold Plan ended, placer mining continued in the Marga Marga district, but mining activities were limited to independent miners and small artisanal mining operations. According to Moreno (1997) Mario Comas exploited a small mine called Cucharón during the period between October and June from 1987 to 1989 and recovered gold grades from 0.6 to 2.5 g/m^3 and had a total production of approximately 500 kg (16,075 oz) gold in 18 months of work. Another independent mining miner, Severo Lobos, exploited a mining concession called Bambina between 1989 and 1993 and recovered 650 kg (20,897 oz) gold at an unknown grade (Moreno, 1997). Unfortunately, there are no formal records confirming these production numbers or the exact location of the exploitation.

In 1991 the Society Minera California ("Minera California") held a 330 ha mining concession called California 1-60 in the area. The California 1-60 claim did not correspond exactly to the Free Gold Project, however large parts of the property are now covered by the Tauro claim block (Figure 5.). Minera California hired Magma Geólogos Consultores Asociados (Magma Geólogos Consultores) in order to carry out a geological study including an evaluation of potential gold mineralization deposited in the Marga Marga River valley. The work included digging 100 pits and trenches covering the 330 ha of claims, 74 of these pits were sampled vertically through all sedimentary horizons and considered as representative samples of the area (Table 4 and Figure 6). A sample of Minera California's sample log is shown in Figure 7. The sample log clearly describes the grain size and the horizons intersected in the sample and whether or not the sample reached the cirque layer or not. Each sample was one cubic metre and gold grades ranged from 0.34-0.87 g/m^3 with an average grade of 0.484 g/m^3 .The Magma study on the Minera California property described horizons of sediment between 6 to 16.5m thick containing gold grades of 0.19 to 0.86 g/m^3 in the fluvial paleo-terrace, while the deposits located in the Marga Marga River valley the sediment horizon is described as being from 3.5 to 4m thick. Of the 74 pits samples, 67 fall within the present Free Gold Project (Figure 6). Using these 74 pit sample results, a resource estimation was completed by Magma Geólogos Consultores (Table 4) but this estimate is considered conceptual and cannot be considered NI 43-101 compliant and is shown as historic information only.

Table 5 – Conceptual Resource Estimation by Minera California (non NI 43-101 compliant)

Mineral Reserve Category	Volume (m^3)	Gold Grade (g/m^3 Au)	Gold (Kg)	Gold (Ounces)

Measured	8,389,526	0.463	3,900	125,402
Indicated	1,311,762	0.357	490	15,756
Inferred	4,176,480	0.450	1,880	60,450
TOTAL	**13,943,768**		**6.270**	**201,608**

Table derived from the 1991 report by Magma Magma Geólogos Consultores Asociados.

Table 6 - Exploration Pits by Minera California

		UTM Coordinates			Gold Grade	
N°	Pit/Trench	Northern	Easting	Depth (m)	(g/m3)	Observation
1	1	6,337,780	271,720	5	0.138	Terrace and Eluvium
2	4	6,338,280	272,060	3.5	0.718	Marga Marga River
3	5	6,338,400	272,140	4	0.408	Marga Marga River
4	6	6,337,700	271,760	8.5	0.604	Terrace and Eluvium
5	7	6,337,830	271,870	5	0.398	Terrace and Eluvium
6	9	6,338,140	272,080	3.5	0.349	Marga Marga River
7	11	6,337,670	271,880	5	0.555	Terrace and Eluvium
8	13	6,338,000	272,120	4	0.561	Marga Marga River
9	15	6,338,330	372,340	4	0.537	Marga Marga River
10	17	6,337,700	272,030	7	0.486	Terrace and Eluvium
11	19	6,338,040	272,250	4	0.818	Marga Marga River
12	21	6,338,350	272,500	3.5	0.487	Marga Marga River
13	22	6,337,550	272,050	6	0.581	Terrace and Eluvium
14	24	6,337,900	272,280	3.5	0.87	Marga Marga River
15	25	6,338,080	272,400	3.5	0.695	Marga Marga River
16	26	6,337,600	272,200	4	0.884	Marga Marga River
17	28	6,337,520	272,170	4	0.865	Terrace and Eluvium
18	29	6,337,600	272,200	9.5	0.645	Terrace and Eluvium
19	33	6,337,480	272,260	10.5	0.73	Terrace and Eluvium
20	34	6,337,600	272,350	12.5	0.784	Terrace and Eluvium
21	35	6,337,670	272,430	9	0.533	Terrace and Eluvium
22	36	6,338,180	272,690	4	0.733	Marga Marga River
23	38	6,337,480	272,380	13	0.674	Terrace and Eluvium
24	39	6,337,640	272,500	14.5	0.782	Terrace and Eluvium
25	41	6,337,470	272,720	4	0.475	Marga Marga River
26	45	6,337,520	272,530	16.5	0.859	Terrace and Eluvium
27	46	6,337,580	272,580	8	0.638	Terrace and Eluvium
28	47	6,337,830	272,730	3.5	0.645	Marga Marga River
29	50	6,337,370	272,550	10	0.59	Terrace and Eluvium
30	51	6,337,450	272,620	10.5	0.812	Terrace and Eluvium
31	52	6,337,520	272,650	8	0.456	Terrace and Eluvium
32	56	6,337,390	272,700	12	0.451	Terrace and Eluvium (*)
33	57	6,337,510	272,790	7.5	0.447	Terrace and Eluvium
34	58	6,337,710	272,920	4	0.448	Marga Marga River
35	59	6,337,880	273,040	3.5	0.532	Marga Marga River
36	60	6,337,420	272,430	18	0.641	Terrace and Eluvium (*)

		UTM Coordinates			Gold Grade	
N°	Pit/Trench	Northern	Easting	Depth (m)	(g/m3)	Observation
37	61	6,337,500	272,910	16.5	0.654	Terrace and Eluvium (*)
38	63	6,337,280	272,870	13	0.493	Terrace and Eluvium (*)
39	64	6,337,380	272,930	17	0.542	Terrace and Eluvium (*)
40	65	6,337,490	273,010	11.5	0.2	Terrace and Eluvium
41	67	6,337,160	272,940	14.5	0.33	Terrace and Eluvium (*)
42	68	6,337,300	273,020	12.5	0.312	Terrace and Eluvium (*)
43	69	6,337,470	273,130	11	0.429	Terrace and Eluvium
44	70	6,337,160	273,040	6	0.311	Terrace and Eluvium
45	71	6,337,330	273,150	15	0.434	Terrace and Eluvium (*)
46	72	6,337,500	273,260	20	0.446	Terrace and Eluvium (*)
47	73	6,337,030	273,070	8	0.374	Terrace and Eluvium (*)
48	74	6,337,140	273,180	11.5	0.346	Terrace and Eluvium (*)
49	75	6,337,350	273,290	19.5	0.592	Terrace and Eluvium (*)
50	76	6,337,050	273,210	16.5	0.456	Terrace and Eluvium (*)
51	77	6,337,190	273,300	15	0.37	Terrace and Eluvium (*)
52	78	6,336,830	273,210	4.5	0.31	Terrace and Eluvium
53	79	6,337,060	273,360	7	0.343	Terrace and Eluvium
54	80	6,336,600	273,200	6	0.252	Terrace and Eluvium
55	81	6,336,800	273,390	7	0.416	Terrace and Eluvium
56	82	6,336,930	273,360	9.5	0.404	Terrace and Eluvium (*)
57	83	6,337,000	273,500	12	0.428	Terrace and Eluvium (*)
58	84	6,337,140	273,500	10	0.399	Terrace and Eluvium
59	85	6,336,720	273,490	4	0.236	Terrace and Eluvium
60	86	6,336,930	273,650	9.5	0.342	Terrace and Eluvium
61	87	6,336,510	273,600	8	0.447	Terrace and Eluvium (*)
62	88	6,336,630	273,630	8.3	0.355	Terrace and Eluvium
63	89	6,336,720	273,780	6	0.295	Terrace and Eluvium
64	90	6,336,550	273,750	5	0.349	Terrace and Eluvium
65	91	6,336,610	273,880	11	0.408	Terrace and Eluvium (*)
66	92	6,336,720	274,040	5.5	0.208	Terrace and Eluvium
67	93	6,336,500	273,900	8.5	0.387	Terrace and Eluvium (*)
68	94	6,336,600	274,080	6	0.301	Terrace and Eluvium
69	95	6,336,600	274,080	4.8	0.261	Eluvial sample
70	96	6,336,440	274,030	4	0.212	Terrace and Eluvium
71	97	6,336,570	274,220	7	0.269	Terrace and Eluvium
72	98	6,336,470	274,360	10.3	0.328	Terrace and Eluvium (*)
73	99	6,336,290	274,400	7.5	0.26	Terrace and Eluvium (*)
74	100	6,336,720	274,680	8	0.507	Terrace and Eluvium (*)

*samples pits did not reach bedrock (cirque)
Table derived from the 1991 report by Magma Geólogos Consultores Asociados


Pompella Sur
Villa Olimpica
Colinas de Oro
Marga-Marga River
Marga-Marga 2
Las Palmas
Tauro 3 1-20
Tauro 2 1-13
Tauro 1 1-20
Minera California
Barrancas
Posas Largas
Los Esteros 1 1-20
Los Esteros 5 1-20
Artisinal Mine
Casablanca Mining Mining Concession
Fladgate Exploration consulting corporation
Casablanca Mining Ltd
Free Gold Project
Marga Marga District Historical Exploitation
270,000 mE
271,000 mE
272,000 mE
273,000 mE
274,000 mE

Figure 5 - Marga Marga District and Historical Exploitation


272,000 mE
273,000 mE
274,000 mE
N
Tauro 3
1-20
Tauro 2
1-13
Tauro 1
1-20
Fladgate Exploration
consulting corporation
Casablanca Mining Ltd
Free Gold Project
C. Jeffs
June 7, 2011
WGS84
Marga Marga District
Society Minera California
1991 Sample Pits
Casablanca Mining
Mining Concession
Minera California Samples
Gold in g/m3
0.5 to 0.9
0.3 to 0.5
0.15 to 0.3
0 to 0.15
Minor Roads
0
250
500
meters

Figure 6 – Society Minera California Historic Sampling


MAGMA geologos consultores asociados
COTA XXX
COORDENADA N 6.336.61
COORDENADA E 273.00
N.A.S. XXX
PROYECTO CALIFORNIA
ZANJA / CALICATA Nº 01
DESCRIPCION ESTRATIGRAFICA
FOTOGRAFIA DEL MANTO
Suelo limolítico de color amarillo.
Grava con tamaño máximo de 20" con matriz de arena de composición granítica y arcilla amarilla.
No cortó circa.
POTENCIA DEL MANTO 11.0 M
VOLUMEN CONCENTRADO 1.0 m3
LEY DEL MANTO 408.1 mg/m3
GEOLOGO
CAPATAZ Alfredo Padilla
LABORATORIO CIMM

Figure 7 – Minera California Sample Log

In 1997 South American Gold and Copper Company Limited ("SAGC") acquired the Antena prospect, which was a gold project of approximately 80km^2 including portions of the Marga Marga River. There are no records detailing the exact location or extent of the Antena prospect. Exploration carried out on the project involved geological mapping, geophysics, geochemical soil sampling, gold panning, trenching and percussion drilling. The goal of the exploration was to identify the hardrock source of the Marga Marga placers, which were recorded to have produced 1.1M oz gold historically (SAGC Press Release Nov 13, 1997). A study on panned gold particles revealed that the gold was primarily coarse and not leached and also showed minimal transportation of the gold grains, possibly indicating they were eroded from host rocks

in close proximity. In 2002, after several setbacks and an unsuccessful drill program (over 1300m), SAGC decided to discontinue exploration on the Antena prospect (SAGC Annual Report, Feb 17, 2003).

In 1997, a consulting geologist, Aldo Moreno Salinas, completed an evaluation in the area of Marga Marga in order to evaluate the possibility of installing a wash plant. It is unknown who commissioned this study. The study consisted of systematic sampling which included a total of 318 chip samples taken from three main stratigraphic units; the overload, the gold layer and the cirque. A detailed description of the stratigraphy is included in Section 8.2. The study was carried out downstream from the Free Gold Project area in the vicinity of the Las Cucharas bridge area. The report completed by Aldo Moreno Salinas included an estimation of potential gold resources (Table 7), but does not include any description of how these resources were calculated. These resources cannot be considered NI 43-101 compliant and are shown as historic information only.

Table 7 – Historic Estimation by A. Moreno Salinas

Stratigraphic Category	Volume (m^3)	Grade (g/m^3 Au)
Overload	5,509,983.6	0.130
Gold-layer	3,910,838.1	0.539
Cirque	722,337.6	0.902
TOTAL	**10,143,159.3**	

Table derived from the 1997 report by A. Moreno Salinas

7.2.2 Los Esteros North Group

The Los Esteros North group overlies a tributary of the Marga Marga River. No records have been found documenting historic exploitation or exploration.

7.2.3 Los Esteros South Group

The Los Esteros South group overlies areas of the paleo terrace south of the Marga Marga River valley and just west of a tributary of the Marga Marga River. No records have been found documenting historic exploitation or exploration.

8 Geological Setting

8.1 Regional Geology

North and central Chile comprises a continental consuming plate margin beneath which oceanic crust has been subducting eastward from an offshore oceanic trench since Jurassic time. This subduction has resulted in the formation of magmatic volcanic and plutonic arcs that have migrated eastward with time from the region of the present coast (Jurassic) to the high Cordillera (present day). This, in turn, has led to formation of the three major tectonic features of Chile: the Coast Range; the Central Valley; and, the Andean Cordillera.

The Free Gold project lies within the Coast Range, also referred to as the Coastal Cordillera, which lies on the western margin of Chile and extends from the southern Peruvian border to Puerto Montt in southern Chile. There are five main geological elements in the Coastal

Cordillera;

1- An early Cretaceous back-arc basin marine carbonates in the east

2- A late Jurassic to early Cretaceous calc-alkaline volcanic arc in the central part of the region

3- The early Cretaceous Coastal batholith to the west (Marschik, 2001)

4- The Atacama fault zone to the west (Marschik, 2001)

5- The Paleozoic basement metasediments along the western margin (Hitzman, 2000)

The formation of the Coastal Cordillera is as follows:

- In the Coastal cordillera of northern Chile, major Mesozoic plutonic complexes were emplaced into broadly contemporaneous arc and intra-arc volcanics and underlying penetratively deformed metasedimentary units of Palaeozoic age.
- The northwest trending brittle fault Atacama fault system of northern Chile, was active during the Mesozoic volcanism and plutonism.
- Widespread extension induced tilting of the volcano-sedimentary sequences.
- Immediately east of the Mesozoic arc terrane of the Coastal cordillera in northern Chile, sedimentary sequences accumulated in a series of interconnected, predominantly marine, back-arc basins.
- Early to mid-Jurassic through mid-Cretaceous volcanism and plutonism throughout the Coastal cordillera and immediately adjoining regions are generally considered to have taken place under variably extensional conditions in response to retreating subduction boundaries (slab roll-back) and steep, Mariana-type subduction (Hitzman, 2000).

The Coastal Range in the Marga Marga area is composed of three plutonic belts and Mesozoic volcanic and sedimentary rocks that decrease in age from west to east. Late Paleozoic granitoids form the western belt; Mid-Jurassic intrusions occupy the central belt and Early Cretaceous plutonic rocks occupy the eastern belt. The Mesozoic volcanic and sedimentary formations were deposited in subsiding basins during the Early Jurassic-Early Cretaceous extensional regime (Creixell et al., 2006) (Figure 8).

Unconsolidated sedimentary cover in the region ranges in age from Jurassic to Quaternary and contains fluvial, alluvial, eolic, marine and glacial sediments. Fluvial and alluvial sediments are fundamentally in valleys of rivers and streams as terrace deposits and recent fluvial sediments. Grain sizes range from mud to gravel and boulders. Fluvial terrace deposits are also present in littoral plains related to paleo fluvial courses. Eluvial sediments are distributed in hillsides, minor river courses and marsh in the area. Sediments are principally composed of material from the weathering of the Coastal batholith. (Peeble et al., 1992).



N
W
E
S
10 km
71°30'
Concón
-32°S
-33°
Early Cretaceous belt
Valparaíso
-33°S
Valparaiso
Middle Jurassic belt
Laguna Verde
El Tabo
Cartagena
Santiago
Santo
Domingo
-34°S
Late Paleozoic belt
a
71°W
Quintay
b
Neogene sediments
Middle-Late Jurassic sediments
tectonic lineaments
Middle Jurassic intrusive rocks
Late Paleozoic granitoids
Marga-Marga District

Figure 8 - Regional Geology

Geological map of Coastal Range near 33°, modified from Creixell et al. (2006)

8.2 Project Geology

The Free Gold Project is located in the Coastal Batholith of Central Chile. The rocks of this batholith are predominantly composed of granites, granodiorites and tonalities with diorites, trondhjemites, and gabbros (Parada et al., 1992). Granitoids form the bedrock in the area; however, a thick layer of sediments covers the current Marga Marga River. These sediments were created by glacial, alluvial and fluvial erosion of the coastal batholiths during the Quaternary Period. Today the Marga Marga, Quilpue and Las Palmas streams flow through the sedimentary basin. These streams deposited metres of sediment throughout the basin creating the terraces in the Marga Marga River (Salinas, 1997).

9 Deposit Types

Placer deposits result from sediment transport of dense detrital material which has accumulated in fluvial, marginal marine or eolian settings (Minter and Craw, 1999). Placer gold commonly

originates from the erosion of orogenic or pluton related deposits (Sillitoe, 2008), however, any preexisting deposit can be the source for the gold (McCready et al., 2003). Due to the tectonic nature of the areas where most placer deposits are located, preservation of these deposits is uncommon, and minerals are recycled and re-concentrated into new sedimentary sequences. This can make determination of the source difficult (Minter and Craw, 1999), which was observed with South American Gold and Copper Company's unsuccessful exploration program to determine the source of the Marga Marga placer gold as discussed in section 7.

The placer deposits in the Marga Marga district have been classified as two types; fluvial and glacial placers related to paleo river valleys in the terraces, and fluvial placers related to recent present day streams. The paleo terrace deposits contain fluvial, alluvial and glacial sediments with grain sizes ranging from sand to gravel with a predominantly tonalitic composition. These kinds of deposits are located in extensive terraces surrounding the present day Marga Marga River and are approximately 200 metres above sea level (Parada et al., 1992). The second deposit type is found in sediments transported and deposited by and in currently fluvial curses. These sediments are sourced from the erosion and transportation of paleo terrace deposits and are made up of the same tonalitic sands, gravels and boulders. The continuous process of remobilizing the paleo terraces in the present day streams results in a concentration of the heavy particles and specifically concentrating the gold. As a result, the re-worked deposits have areas of much higher grade which has been documented up to 2.5 g/m^3 gold (Peebles and Gonzales, 1991).

10 Mineralization

The Free Gold deposit is located in the sedimentary basin surrounded by the Marga Marga, Quilpue and Las Palmas streams. Gold is found in two different sedimentary units; the present day Marga Marga River valley and terraces approximately 100 metres above the present day valley. The terraces are thick paleo sedimentary units formed by streams and glacial activity.

The paleo terraces are composed of multiple fining sequences from boulders to clays formed by the migration of streams over time. Ten different sedimentary horizons have been identified so far in the paleo terraces, not all of these horizons contain gold.

The present day stream valley is composed of three separate layers, an overload layer, a gold rich basal layer in contact with the bedrock and a thin layer on the surface of the bedrock called the cirque. The overload layer is located at the top of the sequence and is composed of sand, silt and clay. In general this layer contains the least amount of gold and is approximately 7m thick. The gold rich basal layer is composed of compacted sand, gravel and boulders up to 2m in diameter and is approximately 5.5m thick. Other heavy minerals present in this layer are ilmenite and zircon. Angular and sub- angular gold nuggets have been recovered from this layer up to 5mm long. The cirque is a gold rich layer where fine gold particles have collected in cracks and pits on the surface of the bedrock (Salinas, 1997, Peebles and Gonzales, 1991).

11 Exploration

A description of the historical exploration work conducted on the property is provided in Section 7.

Since January 2011 the Free Gold Project has been operated by Casablanca and exploration on the project has consisted of a pit sampling program to:

1- validate samples reported by Minera California in the 1991 report by Magma Geólogos Consultores.
2- test new areas.

11.1 Tauro Group Exploration

11.1.1 Pitting and Sampling (January, 2011 to present)

The pitting work commenced in January 2011, was ongoing during the site visit by Fladgate and is ongoing at the time of the writing of this report (verbal communication, Zirk Englebrech, Casablanca Mining).

The initial pit sampling program on the Free Gold Project was designed to validate previous sampling executed by Magma Geólogos Consultores (1991), the 1991 exploration work included pitting and sampling of the paleo terrace (100m over the current stream) and also sediments in the current Marga Marga riverbed. Casablanca has so far only completed pitting and sampling in the current Marga Marga riverbed. There does not appear to be a set spacing or grid pattern to the sample locations. To date 85 pits have been tested ranging in volume from 5 to 28 cubic metres and returning grades from 0.124 g/m^3 to 1.356 g/m^3 with a weighted average grade of 0.666 g/m^3 (Figure 9 & 10, Table 8). Where possible historic pits were deepened and sampled in an effort to reach bedrock and test the gold rich cirque horizon, however the cirque has been difficult to reach in places due to being at depths of greater than 15m (Figure 9).

Comparing Casablanca sample results with sample results from Minera California's work in 1991, Casablanca's results have a larger range with a low grade of 0.124 g/m^3 and high grade of 1.356 g/m3 while Minera California's samples returned low grade of 0.34 g/m^3 and a high grade of 0.87 g/m^3. The average grade of Casablanca's samples is 0.666 g/m^3 and the average grade of Minera California's samples is 0.484 g/m^3. The differences between the two sample sets represent a 56% increase in the maximum gold concentration and a 38% increase in the average grade in the Casablanca samples. Many factors could have contributed to these differences including;

1. Casablanca has taken 85 samples and Magma Geologos Consultores took 74 samples.
2. Casablanca has only taken samples in the higher grade Marga Marga river valley while Magma Geologos Consultores took samples from both the Marga Marga river valley and the lower grade paleo terrace.
3. Magma Geologos Consultores distributed their samples in an even grid pattern with one sample every 100 to 150 metres. Casablanca has concentrated their samples in areas of high grade material and taken samples at an approximate 30 metres spacing (Figure 10). Dense and clustered sampling can introduce a bias in the average grade.

No clear description of each sedimentary horizon has been provided with the pit sampling results, and it is unclear how well defined the three sedimentary horizons in the river valley are, and if they have been further defined through the recent sampling efforts.

Table 8 – Casablanca Sample Pit Locations and Results

Pit Number	Easting	Northing	Gold Grade (g/m³)	Sample Volume (m³)	Pit Number	Easting	Northing	Gold Grade (g/m³)	Sample Volume (m³)
M-1	6,338,616	271,910	0.321	8	M-43	6,336,742	273,747	0.651	12
M-2	6,338,589	271,891	0.422	15	M-44	6,336,785	273,749	0.356	8
M-3	6,338,561	271,916	0.354	8	M-45	6,336,814	273,750	0.984	15
M-4	6,338,394	271,909	0.541	15	M-46	6,336,828	273,728	0.654	12
M-5	6,338,398	271,869	0.215	10	M-47	6,336,799	273,720	0.783	18
M-6	6,338,060	271,835	0.655	18	M-48	6,336,780	273,700	0.254	6
M-7	6,338,036	271,855	0.458	12	M-49	6,336,830	273,694	0.397	8
M-8	6,337,966	271,852	0.571	15	M-50	6,336,804	273,685	0.497	8
M-9	6,337,951	271,869	0.651	22	M-51	6,336,975	273,543	0.624	12
M-10	6,337,888	271,842	0.833	25	M-52	6,337,025	273,431	0.398	8
M-11	6,337,814	271,893	0.751	20	M-53	6,337,109	273,323	0.412	8
M-12	6,337,803	271,859	0.635	15	M-54	6,337,259	273,345	1.253	22
M-13	6,337,752	271,907	0.241	5	M-55	6,337,322	273,536	0.14	6
M-14	6,337,740	271,910	0.124	5	M-56	6,337,325	273,739	0.213	8
M-15	6,337,677	271,919	0.413	12	M-57	6,337,337	273,945	0.125	6
M-16	6,337,635	271,940	0.354	8	M-58	6,337,410	273,268	0.541	12
M-17	6,337,575	271,971	0.687	18	M-59	6,337,486	273,204	0.621	15
M-18	6,337,553	271,957	0.967	25	M-60	6,337,514	273,140	0.831	18
M-19	6,337,553	272,013	0.481	12	M-61	6,338,386	272,534	0.321	10
M-20	6,337,527	272,002	0.539	25	M-62	6,338,209	272,395	0.298	8
M-21	6,337,484	271,993	0.687	28	M-63	6,338,126	272,328	0.246	8
M-22	6,337,413	272,066	0.125	5	M-64	6,337,969	272,239	1.351	25
M-23	6,337,510	272,057	0.874	22	M-65	6,337,896	272,238	0.521	10
M-24	6,337,466	272,078	0.687	18	M-66	6,337,864	272,199	0.456	12
M-25	6,336,724	273,915	0.402	18	M-67	6,337,910	272,201	1.328	28
M-26	6,336,753	274,002	0.321	5	M-68	6,337,930	272,168	0.953	20
M-27	6,336,802	273,992	0.654	20	M-69	6,337,873	272,156	0.451	10
M-28	6,336,827	274,087	0.541	15	M-70	6,337,890	272,117	1.123	25
M-29	6,336,873	274,112	0.351	8	M-71	6,337,827	272,106	0.324	10
M-30	6,336,895	274,152	0.554	12	M-72	6,337,803	272,197	0.369	10
M-31	6,336,799	274,046	0.489	12	M-73	6,337,740	272,179	0.698	15
M-32	6,336,777	273,951	0.558	18	M-74	6,337,762	272,119	0.406	12
M-33	6,336,691	273,889	0.412	10	M-75	6,337,742	272,269	0.357	8
M-34	6,336,773	273,840	0.324	8	M-76	6,337,645	272,232	0.854	18

Pit Number	Easting	Northing	Gold Grade (g/m³)	Sample Volume (m³)	Pit Number	Easting	Northing	Gold Grade (g/m³)	Sample Volume (m³)
M-35	6,336,734	273,837	0.654	12	M-77	6,337,529	272,237	0.681	15
M-36	6,336,696	273,840	0.987	22	M-78	6,337,459	272,215	0.631	15
M-37	6,336,709	273,797	0.357	8	M-79	6,337,490	272,137	0.812	20
M-38	6,336,748	273,799	0.214	6	M-80	6,337,430	272,146	0.784	25
M-39	6,336,787	273,802	0.485	15	M-81	6,337,449	272,984	0.534	15
M-40	6,336,802	273,778	0.254	6	M-82	6,337,442	272,864	0.291	10
M-41	6,336,770	273,775	0.873	25	M-83	6,337,340	272,864	0.774	18
M-42	6,336,726	273,772	1.356	25	M-84	6,337,269	272,754	0.452	12
M-43	6,336,742	273,747	0.651	12	M-85	6,337,283	272,642	0.412	12



Figure 9 – Test Pit Site on the Free Gold Project
Photograph taken by Fladgate Exploration, April, 2011.



272,000 mE
273,000 mE
274,000 mE
N
Casablanca Mining
Mining Concession
Minor Roads
Minera California Samples
Gold in g/m3
0.5 to 0.9
0.3 to 0.5
0.15 to 0.3
0 to 0.15
Casablanca Sampling
Gold in g/m3
0.5 to 1.4
0.3 to 0.5
0.15 to 0.3
0 to 0.15
Fladgate Exploration
consulting corporation
Casablanca Mining Ltd
Free Gold Project
C. Jeffs
June 7, 2011
WGS84
2011 Sample Pits
0
250
500
meters

Figure 10 – Casablanca Pit Sampling

11.2 Los Esteros North Group Exploration

The Los Esteros North group overlies a tributary of the Marga Marga River. No exploration has been performed on these claims by Casablanca.

11.3 Los Esteros South Group Exploration

The Los Esteros South group overlies areas of the paleo terrace south of the Marga Marga River valley and just west of a tributary of the Marga Marga River. No exploration has been performed on these claims by Casablanca.

11.4 Casablanca Mining Free Gold Project Expenditures

Casablanca's total cost for operations of the Free Gold Project over the last five months is $95,477 averaging $19,095 per month. No details have been provided breaking down where these expenditures have come from or what costs have been included.

Table 9 - Expenditures Free Gold Poject

Month	2011
January	$18,450
February	14,209
March	22,936
April	14,941
May	24,941
Total	**$95,477**

Table provided by Casablanca Mining Ltd.

12 Drilling

No drilling has been completed on the Free Gold Project by Casablanca.

13 Sampling Method and Approach

Test pit sites were chosen in attempt to repeat work completed by Minera California in 1991. Once a sample site was chosen, material was excavated using a retro excavator and then loaded into a pick-up truck using a front-end loader and moved to a stationary washing station where samples are stockpiled while waiting to be washed. The volume of each sample was estimated by counting the number of excavator scoops collected and using the known volume of the excavator scoop. The test pits were dug as deep as equipment allowed in attempt to reach the gold rich cirque layer. No records were supplied indicating which samples reached the cirque and which samples did not reach the cirque. All samples were collected by Casablanca staff.

Samples vary in distance from each other, but tend to be taken in two clusters along the river bed. One cluster on the eastern margin of the property and once cluster in a large bend in the river on the western half of the property. Within the clusters samples are approximately 35m apart. Of the 85 samples taken, six were taken at locations more than 200m from the Marga Marga river and 13 samples were taken distributed along the river bed away from the two clusters of samples (Figure 10). No information was supplied describing the sediments collected in each sample.

The sample collection method introduces possible bias due to human error. If each excavator scoop is not filled exactly the same, the volume calculations will be incorrect. Due to the sample being stockpiled on the ground, there is a possibility that not all of the material is being processed for each sample and once again the volume calculation will possibly be incorrect.

Once samples were taken to the washing station they were washed on a sluice box with a maximum capacity of $8m^3$ per day. The sluice box process separates heavy particles by washing material down a metal grate, lighter materials move over the grate under the force of water and heavy minerals are caught in the grate openings (Figure 11).

14 Sample Preparation, Analysis and Security

Samples were not prepared in the normal sense of the word as used in mineral resource sampling programs. The sampling process was the same in practice and principal as a mining process would be.

As explained in Section 13, material was collected by Casablanca staff using an excavator and driven to a washing station with a sluice box with a throughput capacity of $8m^3$ per day. Due to the size of the sluice box, samples were stockpiled while waiting to be washed. Washing the sample, as observed by Fladgate, is an eight step process as follows:

1- Material is loaded onto a metal hopper feeding an approximately 3.5m long sluice box. A 2.5" low pressure hose was used to wash the sample down the sluice box over a metal grate underlain by a piece of heavy duty corduroy fabric. Casablanca personnel moved material along the sluice box using their hands to prevent clogging (Figure 11).

2- Once all of the material from the sample was washed, the grate was carefully removed, banging the sides to remove all particles and the corduroy fabric was folded inward and rolled to contain all material collected.

3- The rolled corduroy was then placed in a wash basin filled with water and driven to a second, smaller, wash station with a small, approximately 1 metre long, sluice box. The corduroy was carefully unrolled and washed off in the wash basin it was transported in. The wash basin was then poured onto the small sluice box and concentrate was washed again using water poured from the wash basin.

4- Once the second washing step was completed, the twice concentrated material was collected in the same manner by removing the grate and folding the underlying corduroy fabric onto itself to ensure no loss of material.

5- The corduroy fabric was then placed in a metal gold panning pan and rinsed off to move all collected material into the pan. The concentrate was then washed in a gold panning pan, by a Casablanca contractor in stream water until the material was reduced to approximately just a few tablespoons. The gold panner then moved out of the stream and continued to clean the sample in the gold pan while standing over the plastic wash basin. The plastic wash basic caught the final, very fine, material washed from the sample.

6- Once the sample was visibly concentrated to mostly gold material, the pan was heated over a fire to steam off all the water.

7- The pan was then carefully tapped to move material into a small metal pan and a magnet was used to remove any fine magnetic particles remaining in the sample.

8- The last step in the process was to tap the remaining material, which to the eye only contained gold, onto a fine scale to weigh the results.

All of the above steps were completed by Casablanca personnel. During the last four steps care was taken that no personnel touched the sample.

Photographs detailing the complete process are located in Appendix II.



Figure 11 - Washing Sample Using Sluice Box
Photograph taken by Fladgate Exploration, April, 2011.

15 Data Verification

In a placer operation, due to the large size of samples involved and the industrial-scale equipment required to process them, it is not possible to perform the usual sample checks and repeats, nor is it possible to make use of third party references samples as is normally the case in other mining or exploration programs.

During the Fladgate site visit, Casablanca staff completed all work involved with washing and measuring gold recovered from approximately 3 m^3 of material while being observed by the authors. The work completed so far by Casablanca has not been comprehensive enough to complete a resource estimation, but has confirmed historical records that show ample evidence of gold in the district. Once the project reaches the stage of completing a resource estimation, an independent qualified person will be required to spend enough time on the property to properly monitor a complete sample collected and washing process to verify proper procedures.

16 Adjacent Properties

There are mineral concessions covering all of the artisanal mining areas operated during the National Gold Plan discussed in Section 7. However, none of these properties are held by groups that are working on any documented exploration and no records can be found for further artisanal mining operations. No work being completed on these properties impinges in any way on the work being done by Casablanca.

17 Mineral Processing and Metallurgical Testing

Sections 13 and 14 describe in detail the pit sampling process in place on the Free Gold Project. The pit sampling has recovered approximately 796g (25.6oz) of gold and could be described as small scale artisanal mining.

No independent third party testing has been completed on the samples. However, the fine material collected during the final gold panning stage of the sample washing as described in Section 14 was analyzed in Casablanca's Santiago office and found to contain very fine gold particles.

No metallurgical testing has been done on samples from the property to date.

18 Mineral Resource and Mineral Reserve Estimates

No mineral resources or mineral reserves are being reported for the Free Gold Project. The resource estimate completed in 1991 by Magma Geólogos Consultores is not compliant with standards for NI 43-101 and as such is discussed in Section 7.2 as part of the exploration history of the project.

19 Other Relevant Data and Information

All available and relevant technical reports and data relating to the Free Gold Project have been reviewed by the author and the parts relevant to the evaluation of the Free Gold Project have been used to compose this report. The author is not aware of any information not used for this report the omission of which could make this report erroneous or misleading.

20 Interpretations and Conclusions

Through the acquisition of the Free Gold Project, Casablanca has acquired a portion of a major historical placer gold mining district in Chile that has, for the most part, not been subjected to modern exploration and exploitation techniques. The property holds the potential to host significant gold mineralization of similar character and grade as those exploited in the district historically. Nevertheless, to date the project is still deficient in geology, procedures and technology, which should be improved in the future in order to fully determine the potential of the property.

Casablanca first acquired the rights to the Free Gold Project in 2010 through its subsidiary company Santa Teresa. Casablanca has started an initial small scale mining exploitation and exploration program on the Tauro Group. The exploration program has included digging sample pits along the Marga Marga River in areas where Magma Geólogos Consultores (Minera California) dug test pits in 1991 in order to verify the data recorded by Minera California. Geological information was recovered from Minera California; however, assays were not verified by any laboratory certificates and not enough detail was reported to determine if the collection and washing of the samples taken in 1991 was completed in a manner sufficient for recovering all gold. Placer deposits present difficulties due to the high variability of recovery rates depending on the size of gold particles and nuggets, the methods used to wash and extract the gold have a strong influence of human error.

The preliminary results of Casablanca's 2011 exploration pit program has confirmed the general location and tenor of the mineralization reported from the 1991 pitting and trenching program. Samples were taken and passed through a wash plant including a series of sluice boxes and a final step of gold panning. Gold recovered from each sample was weighed to determine gold grade per cubic metre. Sampling was extended to bedrock wherever possible. A record of this program, including the results and the area covered by the sampling, forms a central part of this report. Results show gold concentration ranging from 0.124 to 1.356 grams per cubic meter, the mean values being 0.699 grams per cubic meter.

We conclude that sample density has possibly introduced a bias affecting the average grade of the overall samples. More samples were taken in areas where high gold concentration was recorded and few samples were taken in areas with lower gold concentration. To accurately estimate a grade over an area, sampling locations need to be distributed evenly.

We conclude that the sampling method could be improved in several ways. Samples should be taken including a clear description of the sedimentary horizons sampled. Descriptions should include the width of each horizon, the grain size of the material in each horizon and which horizons; the overload, the gold rich horizon and the cirque, have been collected in each sample. A documented procedure should be developed for measuring sample sizes and

ensuring that the entire sample is washed. A miscalculation in sample volume can significantly affect gold concentration calculations in low grade deposits such as these.

We conclude that the gold extraction by sluice boxes is a good method and works well for exploration; nevertheless, this method does not recover fine grain gold and has the potential to introduce a bias in the sampling process through human error. If a larger scale operation is implemented, a mechanical heavy particle separator should be considered. Attached in Appendix III is a description of a heavy particle concentrator developed by a company called IE-TEC. This heavy particle concentrator is specifically designed for alluvial deposits and is mounted on a trailer for mobility. IE-TEC has concentrators that vary in size and can process from 5 to 200 tons per hour. This technology is being used successfully on a placer gold deposit in the Yukon Territory, Canada (Maki, 2005).

The company has plans to increase production to 20,000 cubic metres of material per month once they have finalized environmental and water use permits. To do this, the company plans to build a mechanized washing plant to process, at a minimum, that amount of material. This plan would increase revenues and could pay for large amounts of exploration work. This work should be considered as exploration at this stage.

The Free Gold Project should be considered to be an early stage exploration project upon which Casablanca has begun to conduct an exploration program in order to gain a further understanding and testing the extent of the mineralization located on the property.

21 Recommendations

Casablanca, in its acquisition of the rights to the Free Gold Project, has been able to acquire a number of mineral concessions in a historical mining district in Chile that holds potential to host a significant placer gold deposit. The mining district has, for the most part, not been subjected to modern exploration techniques. Casablanca is in the process of developing and implementing its first exploration program on the Free Gold Project.

The review of available data and the visit to the property has resulted in the authors recommending the following:

8- A geological mapping program of the Free Gold Project which should focus on determining different units and defining the boundaries of the sedimentary gold bearing horizons. This work should include both the river valley and the paleo alluvial terraces.

9- The completion of a seismic refraction geophysics survey to determine the nature and thickness of the sedimentary units and depths to bedrock. This survey should be completed over the river valley and on the paleo alluvial terraces above the valley.

10- A detailed elevation survey such as a LIDAR survey combined with high resolution stereoscopic airphotos. An elevation survey is required to accurately determine the volume of material in a resource estimation.

11- A sampling program similar to that already carried out, should be continued at regular spacing through areas known to contain gold bearing sedimentary horizons. However, it is recommended to take larger samples of approximately 100 cubic metres or larger.

Larger samples will demonstrate the continuity of grade required to complete a resource estimation.

12- Design a procedure under the guidance of a qualified person to ensure the careful documentation of sample size and sample descriptions including a description of which sedimentary horizon is being sampled in each pit. It is recommended to have dense enough sample spacing to include one sample approximately every 2,000 square metres through the area targeted to complete a resource estimation.

13- A borehole drilling program is recommended in areas where sample pits cannot be dug deep enough to define the bottom of the various horizons. An initial program of 2,500 metres is recommended. Care should be taken to source an RC rig that can recover a large sample size. RC drill rigs have been developed to recover up to 10kg samples every 1 to 1.5m. A drill rig specifically designed for maximum sample recovery in both dry and wet conditions is also of great importance. It has been determined that gold in the Marga Marga River valley ranges in size from nuggets to fine particles. Fine particles can be lost if drilled with the wrong drill rig. Borehole drilling should also be completed over areas where sample pits are being done to statistically determine how gold recovery in borehole drilling compares with gold recovery in pit sampling.

14- Implementation of advanced technology in the gold extraction process is recommended. A washplant incorporating heavy particle concentrator equipment would improve gold recovery and specifically recovery of fine gold particles.

These recommendations do not include a budget for completing a resource estimation. Once the above exploration phases have been completed a resource geologist could determine if there is enough information to estimate a resource on the property.

Table 10 - Budget for Proposed Exploration on Free Gold Project

Budget Item	Total (USD$)
Exploration: Geological mapping, seismic refraction geophysics survey, borehole drilling and pit sampling	
Geological Mapping of Surficial Geology	$125,000
Seismic Refraction Geophysics Survey	$250,000
Detailed elevation survey such as LIDAR	$125,000
Borehole drilling (2,500 metres) and road building	$1,000,000
Pit Sampling of approximately 200,000 m^3	$1,000,000
Total USD$	**$2,500,000**

22 References and Literature

Casablanca Mining Ltd., 2011, Executive Summary; Internal Report. 38 p.

Creixell C., Parada M. A., Roperch P., Morata D., Arriagada C., and Pérez de Arce C., 2006, Syntectonic emplacement of the Middle Jurassic Concón Mafic Dike Swarm, Coastal Range, Central Chile (33°S), 22 p.

Coira, B., Davidson, J., Mpodozis, C., and Ramos, V., 1982, Tectonic and Magmatic Evolution of the Andes of Northern Argentina and Chile: Earth Science Reviews, v.18, p. 303-332.

Cuadra, W. A., and Dunkerley, P. M., 1991, A History of Gold in Chile: Economic Geology, v.86, p.1155-1173.

Fuller, R., and Peebles, F., 1988, Geología, distribución y génesis de los yacimientos metalíferos Chilenos, p. 231-239.

Greiner G., 1983, Plan Aurifero Nacional: Informe Geológico N°4, Empresa Nacional de Minería, 6 p.

Held, H., 1983, Plan Aurifero Nacional: Informe Ingenieros N°2, Empresa Nacional de Minería, 7 p.

Held, H., 1984, Plan Aurifero Nacional: Informe Ingenieros N°7, Empresa Nacional de Minería, 6 p.

Held, H., 1984, Plan Aurifero Nacional: Informe Ingenieros N°9, Empresa Nacional de Minería, 12 p.

McCready, A. J., Parnell, J., and Castro, L., 2003, Crystalline Placer Gold from the Rio Neuquén, Argentina: Implications for the Gold Budget in Placer Gold Formation, Economic Geology, v.**98**, p. 623-633.

Magma Geólogos Consultores Asociados, 1991, Evaluación de Reservas Placeres Auríferos California, Internal Report, 25 p.

Maki, Oliver T, 2005, Report on the Anderson Creek Property of Aurora Mines, Inc. 176 p.

Millán, U., 2001, La historia de la minería de oro en Chile, 231 p.

Minter, W. E. L., and Craw, D., 1999, A Special Issue on Placer Deposits. Economic Geology: Bulletin of the Society of Economic Geologists, v.94, p. 603-604.

Parada, M. A., Nyström and Levi, B., 1999, Multiple sources for the Coastal Batholith of central Chile (31-34°S): geochemical and Sr-Nd isotopic evidence and tectonic implications. Lithos, v.46, p. 505-521.

Peebles, F., Gajardo, A., and Gonzáles I., 1992, Depósitos auríferos tipo placeres en el litoral Central del país. Revista Minerales, v.42, N° 178, p. 21-34.

Peebles, F., and Gonzáles I., 1992, Geología de los placeres auríferos El Alamo y El Puente, Distrito Minero Marga Marga, V Región, Chile. Revista Minerales, Vol. 48, N° 202, p. 7-17.

Salinas, A. M., 1997, Geological report on Marga Marga gold digging, Quilpue, Fifth Region. Internal Report, 14 p.

Sillitoe, R. H., 2008, Special Paper: Major Gold Deposits and Belts of the North and South American Cordillera: Distribution, Tectonomagnetic Settings, and Metallogenic Considerations. Economic Geology, v.**103**, p. 663-687.

South American Gold and Copper Company, 1997, Press Release, 2 p.

South American Gold and Copper Company, 2003, Annual Report , 2p.

23 Date

The effective date of this report is June 21, 2011.

Appendix I Photographs of Site



$8m^3$ per day sluice box


Canon

Gold nugget trapped on the sluice box



Concentrated sample being removed from sluicebox



Gold nuggets and heavy particles washed in a second and smaller sluice box



First stage of panning concentrate in river



Final stages of panning concentrate



Fine gold particles and nuggets extracted from panning process



Drying gold pan



Fine magnetite being removed with a magnet



Final gold extracted during washing of three cubic metres of alluvial material

Appendix II Certificate of the Author

Caitlin L Jeffs
195 Park Avenue
Thunder Bay, Ontario
Canada, P7B 1B9
Telephone: 807.345.5380
Email: caitlin.jeffs@fladgateexploration.com

CERTIFICATE OF THE AUTHOR

I, Caitlin Leigh Jeffs, do herby certify that:

1. I am part owner of, Vice President of, and Associate Geologist for, the geological consulting firm of Fladgate Exploration Consulting Corporation.

2. I am a member in good standing of the Association of Professional Geoscientists of Ontario (APGO #1488). I am also a member of the Society of Economic Geologists, the Society for Geology Applied to Mineral Deposits and the Prospectors and Developers Association of Canada.

3. I am a graduate of the University of British Columbia with an Honours B. Sc. In Geology (2002)

4. I have practiced continuously as an exploration geologist from that time until present that has included the design and implementation of a variety of grassroots, advanced, mine exploration and research projects in precious and base metal programs in North and South America.

5. I am a qualified person under the definition for 'qualified persons' as set out by NI 43-101.

6. I conducted a site visit to the Free Gold Project in Chile on April 2nd 2011.

7. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Reports, the omission to disclose which makes the Technical Report misleading.

8. I am independent of the partied involved in the transaction for which this report is required, other than providing consulting services, as per Section 1.4 of NI 43-101

9. I have read National Instrument 43-101, companion policy NI 43-101CP and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

10. I am jointly responsible for the Technical Report titled 'NI 43-101 independent Technical Report, Free Gold Project, V Region Valparaiso, Chile

11. I consent to the filing of this Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their website accessible by the public.

Dated this 21th day of June, 2011.

Caitlin Leigh Jeffs, P. Geo., H.B.Sc (APGO #1488)

Michael J. Thompson
195 Park Avenue
Thunder Bay, Ontario
Canada, P7B 1B9
Telephone: 807.345.5380
Email: michael.thompson@fladgateexploration.com

CERTIFICATE OF THE AUTHOR

I, Michael John Thompson, do herby certify that:

1. I am the President of, and Associate Geologist for, the geological consulting firm of Fladgate Exploration Consulting Corporation.

2. I am a member in good standing of the Association of Professional Geoscientists of Ontario (APGO #1521). I am also a member of the Society of Economic Geologists, Geological Association of Canada and the Prospectors and Developers Association of Canada.

3. I am a graduate of the University of Toronto with an Honours B. Sc. In Geology (1997)

4. I have practiced continuously as an exploration geologist from that time until present that has included the design and implementation of a variety of grassroots, advanced, mine exploration and research projects in previous and base metal and industrial mineral programs in North and South America.

5. I am a qualified person under the definition for 'qualified persons' as set out by NI 43-101.

6. My previous involvement with the property that forms the subject of this Technical Report has been solely as a consulting geologist and I do not receive a material amount of my income from the Company that holds the property.

7. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Reports, the omission to disclose which makes the Technical Report misleading.

8. I am independent of the partied involved in the transaction for which this report is required, other than providing consulting services, as per Section 1.4 of NI 43-101

9. I have read National Instrument 43-101, companion policy NI 43-101CP and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

10. I conducted a site visit to the Free Gold Project in Chile on April 2nd, 2011.

11. I am jointly responsible for the Technical Report titled "NI 43-101 Independent Technical Report, Free Gold Project, V Region Valparaiso, Chile.

12. I consent to the filing of this Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their website accessible by the public.

Dated this 21th day of June, 2011.



Michael John Thompson, P. Geo., H.B.Sc (APGO #1521)

Appendix III IE-TEC Heavy Particle Concentration Technology

IE-TEC

INNOVATIVE
ENVIRONMENTAL
TECHNOLOGIES

WWW.IE-TEC.COM

HEAVY PARTICLE CONCENTRATION TECHNOLOGY

For additional information contact Greig Oppenheimer
greigoppenheimer@ie-tec.com +1 (646) 541 6002

IE-TEC

For additional information contact:

Greig Oppenheimer
Phone: +1 (212) 222 0318
Fax: +1 (760) 860 9885
Mobile: +1 (646) 541 6002
greigoppenheimer@ie-tec.com

Heavy Particle Concentration Technology

IE-TEC's HPC Technology allows for cost-effective separation of materials of differing specific gravity – specifically:

- In Primary and Secondary mineral extraction activities for the separation of minerals such as gold, platinum and PGMs, from gravel / sand / carrier material in:
    - alluvial or placer mining operations
    - reprocessing operations for extraction from waste or tailings dumps
    - as a process component in hardrock mining plants - prior to, or in place of chemical leaching processes
- For Environmental Cleanups / Lead remediation projects in decontamination of polluted land, specifically shooting ranges

Key benefits of this technology include:

- A broad material-size processing spectrum with 95%-97% extraction yield
- Mobile, self-contained equipment which is complete and easy to set up and use
- A continuous process with a simple, secure and highly efficient final recovery stage
- An environmentally friendly process with no chemicals and minimal water use.
- Versatility/scalability to suit a wide range of different operating needs

The "bottom line" is high yield, cost effective and reliable equipment requiring minimal operator skills allowing for the profitable processing of lower grade ore bodies in any location worldwide.

"I've looked at a lot of equipment in my time, but in 30 years of mining I've never come across anything as simple and effective as this".

Operations Manager – South Africa 2003


CASE

DEVELOPMENT BACKGROUND

In 1986 Raymond Brosseuk – inventor of the HPC process - began development of a gravity separation system for extraction of minerals from alluvial deposits and tailings/waste dumps. Focusing only on gold extraction in placer/alluvial mining operations, this self cleaning, portable system was developed and field tested by Mr. Brosseuk between 1986 and 1994 with very positive results.

A US patent application was filed in October 1990 and the "Apparatus for extracting heavy metals from ore" patent was granted on April 28th 1992 (patent no. 5108584). "The Gold Machine" was registered as the trademark for this technology.

Independent analyses on a concentrate sample by engineer, geologist Gerhard Van Rosen, in 1993 evidence that the Gold Machine system recovered between 91% and 94% of the gold in the sample concentrate. Of the remaining gold, nearly one half was in the -45 mesh fraction (assayed 39.2 g Au). Close to one third of the remaining gold is not recoverable (physically) as it is interstitial with magnetite or in silicate grains. The magnetic fraction, mainly magnetite assayed 6.82 g Au. Excluding this non recoverable fraction, the recovery efficiency of the system was close to 95%.

Additional early field tests by Mr. Brosseuk using a prototype machine on a placer operation near Likely, B.C. and Revelstoke B.C. allowed comparison of the Gold Machine with a conventional screen deck-sluicing system. The comparison evidenced superior gold recovery from the Gold Machine by as much as 40% while using 75% less water than the comparable equipment. Setup time for machinery was reduced from a month to several days and overall costs were reduced by 45%.

Starting with a medium size machine which was built in 1986, the design was refined and a small Model-5 (5 ton per hour) prototype was built in 1988. In 1990 the patent was filed and ten more Model-5 units were built. All ten units were sold within 2 weeks of completion. A more advanced version of the machine was built in 1991 and in 1994 two large Model-200 machines were built and sold to a mine in B.C., where they operated successfully, processing more than 180 cubic yards per hour. Another Model-200 was built in China under a licensing agreement, and is producing gold successfully for the Chinese.

By 2001 two Model-200 machines were in operation at the Anderson Creek mine in the Yukon and to date one Model-100, four large Model-200 and sixteen Model-5 units have been sold to mining operations in Canada, China, Mexico and the USA.

In 2003 IE-TEC acquired all rights to this HPC technology with the intention of focusing on commercialization of the HPC system.

In addition to the existing deep experience in gold recovery, IE-TEC has conducted testing with extremely positive results in extraction of other minerals such as platinum, chrome, diamonds and in lead remediation / environmental cleanup operations in North America, Europe and South Africa.

HPC design feedback and operating experience includes a total of over 125,000 machine hours (equivalent to more than 14 years of 24 hour per day, 7 day per week operation) logged on this equipment.

Accumulation of machine operation experience worldwide as well as the firsthand perspective gained from operation of the mine at Anderson Creek has been the base for design feedback on our HPC technology. Accordingly, IE-TEC is in the process of filing two additional patents for this technology.

HPC PROCESS OVERVIEW


A) Infeed washing and pre-screening
H) Oversize Tailings
B) Scrubbing
C) Screening
I) Large Tailings
D) Reverse spiral concentration
J) Light fraction
E) Heavy fraction pre-concentrated and fed to sluice
F) Final concentration sluice
K) Sluice Tailings
G) Final Concentrate

A. Infeed material is fed into the hopper where it is washed to ensure that loose material is broken free from rocks and fed into the system. Oversized rocks and boulders are removed.

B. In the first of three chambers of the inner drum, material is thoroughly scrubbed with numerous paddles and sprayed with high pressure water.

C. The second inner-drum chamber consists of punched plate (usually half-inch holes) which screens the washed material, allowing the undersize material to pass into the outer, reverse-spiral drum. At the same time, the oversized material is carried into the third section of the inner drum and removed as tailings.

D. Reverse spiral metal ribbing on the inside surface of the outer drum serves as riffles. Rotation of the outer drum results in pre-concentration of heavy particles, including nuggets, fine particles and flour particles. These particles are then fed to the sluice system 'E'. At the same time, most of the lighter, undersized material is washed down-slope, to be discharged as middling tailings at 'J'.

E. No nuggets or finer particles are trapped in the outer barrel since the reverse spiral ribbing assures that the outer barrel is self-cleaning.

F. A traditional sluice, optimized for material flow from the reverse-spiral concentration step is used for final concentration. This sluice is relatively small, since only a small percentage of the original infeed material reaches this point.

G. Final concentrate volume is minimal, secure and can be removed whenever convenient, without shutting down the entire system.

FEATURES AND BENEFITS

- Broad material-size processing spectrum with 95%-97% extraction yield
  - Unlike any other equipment on the market, the machinery is capable of handling infeed and scrubbing and screening of material from fine sand up to massive rocks of up to 36 inches or 1 meter in diameter (often covered by mineral-rich dirt/sand) without any additional screening or feeding machinery. The trommel system for scrubbing and screening has been modified to have extremely high throughput and can handle the very toughest mining applications like clay and shale.
  - The machine uses the established technology of a reverse spiral drum to classify and retrieve heavy particles. This technology was used with great success in small machines in the past; however its potential was never realized in large scale operations.
  - An independent second phase extraction via a modified four-part sluice box system utilizing turbulent, laminar and effectively quiescent water flow facilitates extraction of small particles from 1 inch or 25mm down to 300 mesh fine or 45 micron level (powder sized particles just visible to the naked eye).
  - The feed of material coming off the reverse spiral drum to the sluice boxes is at a steady flow rate to prevent surging, as, when surging occurs, a loss of fine particles of gold results.
  - Due to this comprehensive and highly efficient capability across a broad processing range, high yield extraction is achieved without any other machinery aside from materials handling equipment (bulldozers, etc.).

- Mobile, self-contained and simple to set up
  - All models are trailer mounted systems, fully mobile, road legal and containing all equipment required for power generation, pumping and system operation. This allows for access to typically remote or inaccessible mining locations at minimal cost.
  - Setup is completed in minutes for smaller units or hours for large units vs. days or even months for other systems. This is vital since setup in a poor yield location means relocation of equipment, incurring significant downtime if setups are slow or significant materials-handling costs if machinery is not relocated.

- Simple, secure and highly efficient final recovery stage from continuous process
  - Removal of the final mineral concentrate material from the machine is completed in a matter of minutes and does not require a system shut-down. This allows for concentrate processing on a daily basis.
  - The recovery boxes can be secured to prevent theft, requiring 2-3 people to unlock with separate keys to retrieve the final concentrate.
  - The final stage mineral concentrate has automatically been reduced to ultra high yield material which means that only a few pounds / kilograms of concentrate are sent to the final recovery step. This is extraordinary considering that competitive processing systems require hours to clean out and give several cubic yards of concentrate which take days to process and extract the finished product.

- Environmental performance
  - Based on the reverse spiral classifier's ability to concentrate the ore before the final stage of recovery, the equipment uses 75% less water than competitive system. This can be further reduced to nominal requirements via an additional water recirculation system.
  - Beyond the direct environmental benefit of reduced resource usage, allowing for operation in dry areas, this facilitates operating with settling ponds which mean that absolutely no solids or silting waste are discharged and operation is possible in sensitive areas such as fish-stocked streams, rivers and lakes.
  - No chemicals are used.

- Compliance with environmental legislation has been proven again and again with Canadian Environmental Inspection awarding an "A" rating during every operating year that this technology has been in place at the Anderson Creek, Yukon mine.

- Versatility
  - Smaller units are perfectly suited to sampling, prospecting or artisan-scale operations whilst high capacity machines form the base of a full scale commercial mine.
  - Although the HPC technology has been designed for placer mining conditions, it is clear that the equipment has broad application in traditional hard rock mining. Together with grinding or crushing machinery, the equipment is capable of supplementing and possibly even replacing massive extraction plants in concentrate upgrading and extraction processes at a fraction of the capital and operating costs.

- The bottom line - viability
  - The equipment design is based on non-proprietary mechanical components, and production processes. This means that only generic consumables are required for operation and maintenance (bearings, gears, etc.)
  - Reliable/robust heavy industry design has been employed for minimal maintenance in harsh environments (the Model-200 machines have polyurethane plastic liners that can be replaced every two years to prevent excessive maintenance costs associated with replacing steel plates which is a requirement of other extracting machines on the market).
  - Whilst energy efficient pumps and drive motors allow for low fuel costs, manning is minimal and operator training requires only standard skill-levels.
  - The "bottom line" is a high yield, cost effective and reliable construction with minimal, basic skill, operator requirements and extremely low operating costs which ultimately facilitate consideration of processing lower grade ore bodies in any location worldwide.

SPECIFICATIONS

Specifications will depend on capacity / application. Examples below illustrate typical configuration of small and large units.

	HPC-5	**HPC-200**
Capacity	5 tons/hour (bank run)	200 tons/hour (bank run)
Weight	Approx. 650 lbs / 290 kg	65,000 lbs / 30 tons
Length	approx. 8.5 ft. / 2.6 m	56 ft / 17m
Width	approx. 5.5 ft. / 1.7 m	8ft 6" / 2.6m
Height	approx. 5 ft. / 1.6 m	10ft 9" / 3.3m
Motor (direct drive)	5 hp Honda	60 kW diesel generator
Fuel consumption	0.2 gallons / 0.75 liters/hour	0.4 gallons / 1.5 liters/hour
Water consumption	21 gallons / 80 liters/minute	1100 gallons/minute
Water pump	5 hp Honda	6" diesel pump
Maximum output	60 g / 240 liters p/min	2,400 gallons / 9,600 liters/minute rating
Fuel consumption	0.25 g / 1 liters/hour	1.5 gallons / 6 liters/hour
Trailer type	Standard 1 7/8" receiver hitch	Standard 5th wheel plate hookup

HPC-5 5 ton/hour machine




4x4

HPC-200 200 ton/hour machine (images show 2 machines in tandem configuration)









Concentrate upgrading in sluice of HPC-200



Range of particle sizes captured by HPC (approx. 45microns upwards)



Finer gold particles extracted by HPC process suspended by water surface tension




UNITED STATES OF AMERICA
ONE DIME